EXHIBIT 99.1

NewMarket Corporation Reports Fourth Quarter and Full Year 2024 Results

•Full Year Net Income of $462 Million and Earnings Per Share of $48.22
•Full Year Petroleum Additives Operating Profit of $592 Million
•AMPAC Sales for 2024 Surpass Pre-Acquisition Expectations
•Debt Reduction of $373 Million since AMPAC Acquisition

Richmond, VA, February 3, 2025 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the fourth quarter and full year of 2024.

Net income for the fourth quarter of 2024 was $110.7 million, or $11.56 per share, compared to net income of $80.4 million, or $8.38 per share, for the same period last year. Net income for 2024 was $462.4 million, or $48.22 per share, compared to $388.9 million, or $40.44 per share, for 2023.

Petroleum additives sales for the fourth quarter of 2024 were $626.1 million, compared to $642.0 million for the same period in 2023. Petroleum additives operating profit for the fourth quarter of 2024 was $135.7 million, compared to $110.4 million for the fourth quarter of 2023. The increase in petroleum additives operating profit was primarily driven by lower operating costs. Our continued focus on operational efficiency enabled these cost savings, while still making investments in technology solutions for our customers. These gains were partially offset by a decrease in shipments, as our customers managed year-end inventory levels.

Sales for the petroleum additives segment for 2024 were $2.6 billion, compared to $2.7 billion in 2023. Petroleum additives operating profit for 2024 was $591.9 million, compared to $514.4 million for 2023. The increase in operating profit between these periods was primarily due to lower operating costs from our efficiency efforts, as well as lower raw material costs partially offset by lower selling prices. Shipments were flat in 2024 compared to 2023, with a small increase in lubricant additives shipments offset by a decline in fuel additives shipments.

We are pleased with the strong performance of our petroleum additives business in 2024 and continue to see favorable results from our ongoing efficiency initiatives. Our priorities for 2025 include continuing to invest in technology to meet customer needs, enhancing our operational efficiency to sustain those investments, optimizing inventory levels and improving our portfolio profitability.

We completed the acquisition of American Pacific Corporation (AMPAC) on January 16, 2024. We report the financial results of our AMPAC business in our specialty materials segment. Specialty materials sales were $27.1 million for the fourth quarter of 2024 and $141.2 million for the full year of 2024, surpassing our pre-acquisition expectations. Specialty materials operating profit was $1.5 million for the fourth quarter of 2024 and $17.5 million for the full year of 2024.

The specialty materials full year 2024 results include the sale of AMPAC finished goods inventory that we acquired at closing. The acquired inventory was recorded at fair value on the acquisition date and sold during 2024, generating no margin.

Our operations generated strong cash flows during 2024. We paid dividends of $95.9 million, funded capital expenditures of $57.3 million, and repurchased common stock for $31.9 million. Since the AMPAC acquisition, we have made net payments of $373.0 million on our revolving credit facility. As of December 31, 2024, our Net Debt to EBITDA ratio was 1.2, which is below our target operating range of 1.5 to 2.0.

As we look forward to 2025 and beyond, we expect continued strength in both our petroleum additives and specialty materials segments. Our dedicated team continues to make decisions to promote long-term value for our shareholders and customers, and remains focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions. The specialty materials segment, which consists of the AMPAC business, operates primarily in North America.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant, and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and webcast is scheduled for 3:00 p.m. ET on Tuesday, February 4, 2025, to review fourth quarter and full year 2024 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until Tuesday, February 11, 2025, at 3:00 p.m. ET by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 51799. The call will also be broadcast via the internet and can be accessed through the Company’s website at www.newmarket.com or www.webcaster4.com/Webcast/Page/2001/51799. A webcast replay will be available for 30 days.

NewMarket Corporation is a holding company operating through its subsidiaries, Afton Chemical Corporation (Afton), Ethyl Corporation (Ethyl), and American Pacific Corporation (AMPAC). The Afton and Ethyl companies develop, manufacture, blend, and deliver chemical additives that enhance the performance of petroleum products. AMPAC is a manufacturer of specialty materials primarily used in solid rocket motors for the aerospace and defense industries. The NewMarket family of companies has a long-term commitment to its people, to safety, to providing innovative solutions for its customers, and to making the world a better place.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industries; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers;

termination or changes to contracts with contractors and subcontractors of the U.S. government or directly with the U.S. government; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from acquisitions, or our inability to successfully integrate acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023 and Part II, Item 1A. “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, which are available to shareholders at www.newmarket.com.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Timothy K. Fitzgerald
Investor Relations
Phone:	804.788.5555
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net Sales:
Petroleum additives	$626,138	$642,030	$2,636,242	$2,689,709
Specialty materials	27,092	0	141,243	0
All other	1,417	1,320	9,073	8,710
Total	$654,647	$643,350	$2,786,558	$2,698,419
Segment operating profit:
Petroleum additives	$135,658	$110,402	$591,854	$514,428
Specialty materials	1,485	0	17,452	0
All other	(735)	(2,225)	(2,283)	(4,986)
Segment operating profit	136,408	108,177	607,023	509,442
Corporate unallocated expense	(3,837)	(6,457)	(17,332)	(26,147)
Interest and financing expenses	(11,645)	(7,110)	(57,366)	(37,359)
Other income (expense), net	13,323	10,012	51,782	43,026
Income before income tax expense	$134,249	$104,622	$584,107	$488,962
Net income	$110,739	$80,410	$462,413	$388,864
Earnings per share - basic and diluted	$11.56	$8.38	$48.22	$40.44

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net sales	$654,647	$643,350	$2,786,558	$2,698,419
Cost of goods sold	446,961	466,224	1,900,212	1,925,906
Gross profit	207,686	177,126	886,346	772,513
Selling, general, and administrative expenses	42,083	36,799	171,412	151,470
Research, development, and testing expenses	32,842	38,990	124,898	137,998
Operating profit	132,761	101,337	590,036	483,045
Interest and financing expenses, net	11,645	7,110	57,366	37,359
Other income (expense), net	13,133	10,395	51,437	43,276
Income before income tax expense	134,249	104,622	584,107	488,962
Income tax expense	23,510	24,212	121,694	100,098
Net income	$110,739	$80,410	$462,413	$388,864
Earnings per share - basic and diluted	$11.56	$8.38	$48.22	$40.44
Cash dividends declared per share	$2.50	$2.25	$10.00	$8.85

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$77,476	$111,936
Trade and other accounts receivable, less allowance for credit losses	395,450	432,349
Inventories	505,426	456,234
Prepaid expenses and other current assets	51,203	39,051
Total current assets	1,029,555	1,039,570
Property, plant, and equipment, net	735,361	654,747
Intangibles (net of amortization) and goodwill	750,424	124,642
Prepaid pension cost	490,418	370,882
Operating lease right-of-use assets, net	71,253	70,823
Deferred charges and other assets	52,530	48,207
Total assets	$3,129,541	$2,308,871
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$225,874	$231,137
Accrued expenses	89,277	76,546
Dividends payable	22,037	19,212
Income taxes payable	15,798	6,131
Operating lease liabilities	15,337	15,074
Other current liabilities	6,155	16,064
Total current liabilities	374,478	364,164
Long-term debt	971,281	643,622
Operating lease liabilities - noncurrent	54,754	55,058
Other noncurrent liabilities	267,445	168,966
Total liabilities	1,667,958	1,231,810
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,524,789 at December 31, 2024 and 9,590,086 at December 31, 2023)	0	2,130
Accumulated other comprehensive income (loss)	32,870	(21,071)
Retained earnings	1,428,713	1,096,002
Total shareholders' equity	1,461,583	1,077,061
Total liabilities and shareholders' equity	$3,129,541	$2,308,871

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2024	2023
Net income	$462,413	$388,864
Depreciation and amortization	116,957	78,010
Cash pension and postretirement contributions	(11,814)	(10,219)
Working capital changes	(23,332)	134,280
Deferred income tax benefit	(12,799)	(14,750)
Capital expenditures	(57,319)	(48,293)
Acquisition of business, net of cash acquired	(681,479)	0
Net borrowings (repayments) under revolving credit facility	77,000	(361,000)
Proceeds from term loan	250,000	0
Dividends paid	(95,902)	(85,034)
Debt issuance costs	(2,251)	0
Repurchases of common stock	(31,914)	(42,864)
All other	(24,020)	4,230
(Decrease) increase in cash and cash equivalents	$(34,460)	$43,224

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net Income	$110,739	$80,410	$462,413	$388,864
Add:
Interest and financing expenses, net	11,645	7,110	57,366	37,359
Income tax expense	23,510	24,212	121,694	100,098
Depreciation and amortization	33,385	19,997	116,957	76,620
EBITDA	$179,279	$131,729	$758,430	$602,941

Net Debt to EBITDA
			December 31, 2024	December 31, 2023
Long-term debt, including current maturities			$971,281	$643,622
Less: Cash and cash equivalents			77,476	111,936
Net Debt			$893,805	$531,686

Net Debt to EBITDA			1.2	0.9